   As filed with the Securities and Exchange Commission on September 29, 1998

                                               REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -------------------------

                            GABLES RESIDENTIAL TRUST
             (Exact name of Registrant as specified in its charter)

               Maryland                                        58-2077868
     (State or other jurisdiction                           (I.R.S. Employer
   of incorporation or organization)                       Identification No.)

                              2859 Paces Ferry Road
                            Overlook III, Suite 1450
                             Atlanta, Georgia 30339
                                 (770) 436-4600
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                                Marcus E. Bromley
                             Chief Executive Officer
                            GABLES RESIDENTIAL TRUST
                              2859 Paces Ferry Road
                            Overlook III, Suite 1450
                             Atlanta, Georgia 30339
                                 (770) 436-4600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          -----------------------------

                                    Copy to:

                             GILBERT G. MENNA, P.C.
                            ETTORE A. SANTUCCI, P.C.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                          -----------------------------

Approximate date of commencement of proposed sale to the public: From time to time after April 1, 1999.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.__

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                                     ---

        If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.__

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.__

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.__

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================

                                     Amount to be        Proposed Maximum              Proposed Maximum            Amount of
Title of Shares Being Registered      Registered    Offering Price Per Share(1)   Aggregate Offering Price(1)   Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
   Common Shares of Beneficial
Interest, par value $.01 per share     2,348,416             $25.15625                    $59,077,340              $17,427.82
================================================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on September 22, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 29, 1998
                              SUBJECT TO COMPLETION

PROSPECTUS
----------
                                2,348,416 SHARES

                            GABLES RESIDENTIAL TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST
                           (PAR VALUE $.01 PER SHARE)

                                  ------------

         This prospectus relates to the offer and sale from time to time of up to 2,348,416 common shares (the "Redemption Shares") of beneficial interest, par value $.01 per share ("Common Shares"), of Gables Residential Trust (the "Company") by certain holders thereof, or by pledgees, donees, transferees or other successors in interest thereto (the "Selling Shareholders"). The Selling Shareholders currently own 2,348,416 units (the "Acquired Units") of limited partnership interest ("Units") in Gables Realty Limited Partnership (the "Operating Partnership"), a Delaware limited partnership which the Company controls through its ownership of the sole general partner thereof and in which the Company owns a controlling limited partnership interest. The Redemption Shares referred to in this Prospectus are the Common Shares that the Selling Shareholders may acquire upon presentation by the Selling Shareholders of the Acquired Units to the Operating Partnership for redemption, all in accordance with the terms of the Operating Partnership's agreement of limited partnership, as amended, and that certain registration rights and lock-up agreement dated April 1, 1998 (the "Registration Rights Agreement"). Under the terms of the Registration Rights Agreement, the Redemption Shares may not be acquired by the Selling Shareholders until after April 1, 1999. The Acquired Units were issued by the Operating Partnership in connection with the Company's acquisition of the properties and operations of Trammell Crow Residential South Florida ("TCR/SF"). The Company is registering the Redemption Shares pursuant to the Company's obligations under the Registration Rights Agreement but the registration of the Redemption Shares does not necessarily mean that any of the Redemption Shares will be offered or sold by the Selling Shareholders hereunder.

         The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "GBP." To ensure that the Company maintains its qualification as a Real Estate Investment Trust (a "REIT"), ownership by any person is limited to 9.8% of the lesser of the number or value of outstanding Common Shares, with certain exceptions. See "Description of Securities to be Registered -- Restrictions on Transfers."

SEE "RISK FACTORS" ON PAGE 5 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                   PASSED UPON THE ACCURACY OR ADEQUACY OF THE
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


         The Selling Shareholders from time to time may offer and sell any Redemption Shares that may be acquired by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Redemption Shares to be made directly or through agents.

         The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Redemption Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Redemption Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for a description of certain indemnification arrangements between the Company and the Selling Shareholders.

         The Company will not receive any proceeds from the sale of the Redemption Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of such shares under federal and state securities laws.

                 The date of this Prospectus is October __, 1998

                           FORWARD-LOOKING STATEMENTS

        This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

        Factors that might cause such a difference include, but are not limited to, the following: the Company may fail to secure or abandon development opportunities; construction costs of a community may exceed original estimates; construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues; occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness. In addition, the factors described under "Risk Factors" commencing on page 5 of this Prospectus may result in such differences. Prospective purchasers of the Common Shares offered hereby should carefully review all of these factors.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files under Exchange Act file number 1-12590 reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Company files such material electronically with the Commission, and the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The Common Shares are listed on the NYSE and such reports, proxy statements and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Redemption Shares. For further information with respect to the Company and the Redemption Shares reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and, in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents heretofore filed by the Company with the Commission are incorporated herein by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1997; Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; (b) Current Report on Form 8-K dated March 16, 1998; Current Report on Form 8-K dated March 23, 1998; Current Report on Form 8-K dated April 1, 1998 (and all amendments thereto); and Current Report on Form 8-K dated June 18, 1998; and (c) the description of the Company's Common Shares contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description.

        In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any applicable Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of all documents which are incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such document) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Gables Residential Trust, 2859 Paces Ferry Road, Overlook III, Suite 1450, Atlanta, Georgia 30339, Attention: Chief Financial Officer (telephone number 770-436-4600).

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                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus or incorporated herein by reference. Unless the context otherwise requires, all references in this Prospectus to the "Company" shall mean Gables Residential Trust and its subsidiaries on a consolidated basis (including Gables Realty Limited Partnership and its subsidiaries) or, where the context so requires, Gables Residential Trust only, and, as the context may require, their predecessors.

                                   THE COMPANY

        Gables Residential Trust is one of the largest owners, operators, developers and acquirors of multifamily apartment communities in the Southwestern and Southeastern region of the United States. The Company owns multifamily apartment communities located in the following major metropolitan markets in Texas, Georgia, Florida and Tennessee: Houston, Dallas, Austin, San Antonio, Atlanta, Boca Raton, Orlando, Memphis and Nashville.

        The Company provides a full range of integrated real estate services through a staff of approximately 1,300 employees who have experience in property operations, development, acquisition and construction. The Company maintains offices in Atlanta, Houston, Dallas and Boca Raton, each with its own fully integrated organization, including experienced in-house management, development and acquisition staffs with specific knowledge of the particular markets served. The finance, accounting and administrative functions for the Company are controlled by a central staff located in Atlanta.

        The Company operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Substantially all of the Company's business is conducted through, and all of the Company's interests in property are held by or through, Gables Realty Limited Partnership (the "Operating Partnership"), of which the Company is currently a 79.5% economic owner (excluding the Company's direct or indirect ownership of 100% of the Operating Partnership's non-convertible preferred units) and which the Company controls through a wholly-owned subsidiary that is the sole general partner of the Operating Partnership.

        The Company's executive offices are located at 2859 Paces Ferry Road, in Atlanta, Georgia 30339 and its telephone number is (770) 436-4600. The Company's Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "GBP."

                                  RISK FACTORS

        An investment in Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company.

                            TAX STATUS OF THE COMPANY

        The Company intends at all times to operate so as to qualify as a REIT under the Code. If and as long as the Company qualifies for taxation as a REIT, the Company generally will not be subject to Federal income tax on that portion of its ordinary income and capital gains that is currently distributed to its shareholders. REITs are subject to a number of highly technical and complex organizational and operational requirements. Although the Company believes it has operated, and intends to continue to operate, in such a manner as to qualify as a REIT under the Code, no assurance can be given that the Company has qualified and will at all times so qualify. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income. Certain subsidiaries of the Company are subject to Federal and state income tax on their taxable income at regular corporate rates. See "Federal Income Tax Considerations."


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


--------------------------------------------------------------------------------

                            SECURITIES TO BE OFFERED

        This Prospectus relates to the possible offer and sale from time to time of 2,348,416 Redemption Shares by the Selling Shareholders. The Redemption Shares are Common Shares that may be issued to the Selling Shareholders in exchange for Acquired Units owned by them. The Acquired Units were issued by the Operating Partnership in connection with the Company's acquisition of the properties and operations of TCR/SF. The Company is registering the sale by the Selling Shareholders of the Redemption Shares pursuant to its obligations under the Registration Rights Agreement.

        The Company will not receive any proceeds from the sale of any Redemption Shares.












--------------------------------------------------------------------------------

                                  RISK FACTORS

        An investment in Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to purchase Common Shares.

RISKS OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

        The Company intends to actively continue development and construction of multifamily apartment communities. There can be no assurance that the Company will undertake to develop any particular site or that it will be able to complete such development if it is undertaken. Risks associated with the Company's development and construction activities include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable; financing may not be available on favorable terms for development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

        The Company intends to continue to acquire multifamily apartment communities on a select basis. Acquisitions of multifamily apartment communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

        The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under existing credit facilities or loan commitments or other lines of credit or other forms of secured or unsecured financing or through the issuance of additional equity by the Company. The use of equity financing, rather than debt, for future developments or acquisitions could have a dilutive effect on the interest of existing shareholders of the Company. If new developments are financed under existing lines of credit, there is a risk that, unless substitute financing is obtained, further availability under the lines of credit for new development may not be available or may be available only on disadvantageous terms. In addition, there is a risk that upon the maturity of such existing lines of credit, the lines of credit will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

REAL ESTATE FINANCING RISKS

        No Limitation on Debt. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of debt to total market capitalization (i.e., the total consolidated debt of the Company as a percentage of the market value of issued and outstanding equity securities plus total consolidated debt) would be 60% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Company's Board of Trustees could alter or eliminate this policy.

        Existing Debt Maturities, Balloon Payments and Refinancing Risks. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. Because the Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity, it will be necessary for the Company to refinance debt. Accordingly, there is a risk that existing indebtedness on the Communities will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

        Risk of Rising Interest Rates. The Company incurred and expects in the future to incur floating rate indebtedness in connection with the construction of multifamily apartment communities, as well as for other purposes. In addition, additional indebtedness that the Company incurs under the Company's unsecured revolving credit facilities also bears interest at a floating rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by the Company's interest rate protection arrangements).

        Bond Compliance Requirements. Certain of the Company's multifamily apartment communities are or may be financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from Federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." Under the terms of such bonds, the Company must comply with various restrictions on the use of the Company's multifamily apartment communities, including the restriction that a percentage of apartments be made available to low and middle income households. The bond compliance requirements in effect, and the requirements of any future tax-exempt bond financing utilized by the Company, may have the effect of limiting the Company's income from the Company's multifamily apartment communities subject to the financing. In addition, certain of the tax-exempt bond financing documents require that a financial institution (the "credit enhancer") guarantee payment of principal of, and interest on, the bonds, which may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the credit enhancer defaults in its credit enhancement obligations, or the Company is unable to renew the applicable credit enhancement or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the property could be foreclosed upon.

REAL ESTATE INVESTMENT RISKS

        General Risks. Real property investments are subject to varying degrees of risk. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its shareholders will be adversely affected. A multifamily community's revenues and value may be adversely affected by the general economic climate; the local economic climate (including the fiscal condition of the relevant governmental bodies); local real estate conditions (such as oversupply of or reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

        Dependence on Primary Markets. The Company's multifamily apartment communities are located in various metropolitan areas in the Southwestern and Southeastern region of the United States, particularly Houston, Atlanta, Boca Raton and Dallas, and the Company's performance and its ability to make distributions to shareholders could be adversely affected by economic and social conditions in these geographic areas.

        Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Shares.

        Operating Risks. The Company's multifamily apartment communities are subject to all operating risks common to multifamily apartment communities in general, any and all of which might adversely affect apartment occupancy or rental rates. Increases in unemployment in the areas in which the communities owned or managed by the Company are located might adversely affect multifamily occupancy or rental rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. Residents may be unable or unwilling to pay rent increases. Future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenue or increase operating costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

        Competition. There are numerous housing alternatives that compete with the Company's multifamily apartment communities in attracting residents. The Company's multifamily apartment communities compete directly with other multifamily rental apartments and single family homes that are available for rent or purchase in the markets in which the Company's multifamily apartment communities are located. In addition, other competitors for development and acquisitions of properties, including other REITs, may have greater resources than the Company. Increased supply of apartment homes in the Company's principal markets over the past few years and the next few years may adversely affect the current favorable demand environment for apartment homes, including occupancy and rental rates.

        Affordable Housing Laws. Certain of the Company's multifamily apartment communities are, and will be in the future, subject to Federal, state and local statutes or other restrictions requiring that a percentage of apartments be made available to low and middle income households. These laws and obligations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available to those persons satisfying such requirements, could adversely affect the Company's profitability and its ability to develop certain communities in the future.

RISK OF FEE MANAGEMENT BUSINESS

        The Company manages properties owned by third parties for a fee. Risks associated with the management of properties owned by third parties include the risk that the management contracts will be terminated and/or that the rental revenues upon which management fees and based will decline, resulting in decreased management fee income.

LIMITS ON CHANGES IN CONTROL

        Certain provisions contained in the Company's Amended and Restated Declaration of Trust (as amended, the "Declaration of Trust") and Second Amended and Restated Bylaws (as amended, the "Bylaws") and under Maryland law may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Shares, which offers may be attractive to the shareholders, or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF COMMON SHARES

        In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer persons. In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Company has limited ownership of shares of beneficial interest by any single shareholder to 9.8% of the outstanding shares of beneficial interest. Although the Board of Trustees presently has no intention of doing so, the Board of Trustees could waive this restriction if it were satisfied, based upon the advice of tax counsel, that ownership in excess of this limit would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interest of the Company. This restriction also does not apply with respect to an offeror in the event of an all-cash tender offer by it which has been accepted by shareholders representing at least two-thirds of the Company's outstanding shares. Shares acquired or transferred in breach of the limitation will be automatically exchanged for shares not entitled to vote or to participate in dividends or other distributions. In addition, shares acquired or transferred in breach of the limitation may be purchased by the Company for the lesser of the price paid and the market price (as determined in the manner set forth in the Declaration of Trust).

COST OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

        Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although management of the Company believes that the Company's communities are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs of complying with the ADA. A number of additional Federal, state and local laws exist which also may require modifications to the Company's communities, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHAA could result in the


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



imposition of fines or an award of damages to private litigants. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons.

        The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

        The Company intends at all times to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to shareholders.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

        The market value of the Common Shares could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Common Shares to demand a higher annual yield, which could adversely affect the market price of the Common Shares.

POSSIBLE ENVIRONMENTAL LIABILITIES

        Under various Federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely affect the owner's ability to borrow against, sell or rent such property.

                                   THE COMPANY

GENERAL

        Gables Residential Trust is one of the largest owners, operators, developers and acquirors of multifamily apartment communities in the Southwestern and Southeastern region of the United States. The Company owns multifamily apartment communities located in the following major metropolitan markets in Texas, Georgia, Florida and Tennessee: Houston, Dallas, Austin, San Antonio, Atlanta, Boca Raton, Orlando, Memphis and Nashville.

        The Company provides a full range of integrated real estate services through a staff of approximately 1,300 employees who have experience in property operations, development, acquisition and construction. The Company maintains offices in Atlanta, Houston, Dallas and Boca Raton, each with its own fully integrated organization, including experienced in-house management, development and acquisition staffs with specific knowledge of the particular markets served. The finance, accounting and administrative functions for the Company are controlled by a central staff located in Atlanta.

        The Company operates as a REIT under the Code. Substantially all of the Company's business is conducted through, and all of the Company's interests in property are held by or through, the Operating Partnership, of which the Company is currently a 79.5% economic owner (excluding the Company's direct or indirect ownership of 100% of the Operating Partnership's non-convertible preferred units) and which the Company controls through a wholly-owned subsidiary that is the sole general partner of the Operating Partnership.

        The Company's executive offices are located at 2859 Paces Ferry Road, in Atlanta, Georgia 30339 and its telephone number is (770) 436-4600. The Company's Common Shares are listed on the NYSE under the symbol "GBP."

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

        The description of the Company's Common Shares set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Declaration of Trust and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

        Under the Declaration of Trust, the Company has authority to issue up to 171,000,000 shares of beneficial interest, consisting of 100,000,000 Common Shares, par value $.01 per share, 51,000,000 "Excess Shares" (as described below), par value $.01 per share, and 20,000,000 Preferred Shares, par value $.01 per share. As of September 1, 1998, the Company had outstanding 25,885,131 Common Shares, 4,600,000 shares of 8.30% Series A Cumulative Redeemable Preferred Shares and 180,000 shares of 5.00% Series Z Cumulative Redeemable Preferred Shares. In addition, on such date, 6,656,484 common Units were outstanding (other than those held directly or indirectly by the Company) and may be exchanged for Common Shares on a one-for-one basis.

        Under Maryland law, shareholders generally are not responsible for the corporation's debts or obligations, and the Company's Declaration of Trust specifically provides that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, including Texas, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

        All Common Shares which may be offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of the Company's Declaration of Trust regarding Excess Shares, holders of Common Shares will be entitled to receive distributions on Common Shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

        Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of Common Shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election, and the holders of the remaining Common Shares will not be able to elect any trustee.

        Holders of Common Shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

        Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, all Common Shares will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

        The Company's Declaration of Trust provides that the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by shareholders holding a majority of the shares entitled to vote on the resolution. In addition, the Operating Partnership's agreement of limited partnership, as amended, requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by partners holding 75% of the common Units.

        The transfer agent and registrar for the Common Shares is BankBoston, N.A., Boston, Massachusetts.

PREFERRED SHARES

        Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland General Corporation Law (the "MGCL") and the Company's Declaration of Trust to fix for each series, subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments being made to the holders of some, or a majority, of the Common Shares. The Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Shares might believe to be in their best interests or in which holders of some, or a majority, of Common Shares might receive a premium for their shares over the then-current market price of such shares. As of the date hereof, the Company had outstanding 4,600,000 shares of 8.30% Series A Cumulative Redeemable Preferred Shares and 180,000 shares of 5.00% Series Z Cumulative Redeemable Preferred Shares.

RESTRICTIONS ON TRANSFERS

        For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Declaration of Trust provides that no holder (other than persons approved by the trustees at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the Company's shares of beneficial interest. The Board of Trustees does not expect that it would waive the Ownership Limit in the absence of the ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of shares of beneficial interest or any security convertible into shares of beneficial interest that would create a direct or indirect ownership of shares of beneficial interest in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of beneficial interest being owned by fewer than 100 persons or that results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interest of the Company to continue to qualify as a REIT. In addition, the foregoing restrictions do not apply with respect to an offeror in the event of an all-cash tender offer by it which has been accepted by shareholders representing at least two-thirds of the Company's outstanding shares.

        Shares of beneficial interest owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be exchanged for Excess Shares that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such shares of beneficial interest may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote, and, except upon liquidation, they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. The Excess Shares are not treasury shares, but rather constitute a separate class of issued and outstanding shares of beneficial interest of the Company. The original transferee-shareholder may, at any time the Excess Shares are held by the Company in trust, transfer the interest in the trust representing the Excess Shares to any individual whose ownership of the shares of beneficial interest exchanged into such Excess Shares would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the shares of beneficial interest that were exchanged for Excess Shares. Immediately upon the transfer to the permitted transferee, the Excess Shares will automatically be exchanged for shares of beneficial interest of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Shares and to hold the Excess Shares on behalf of the Company.

        In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Shares are held by the Company in trust, to purchase all or any portion of the Excess Shares from the original transferee-shareholder for the lesser of the price paid for the shares of beneficial interest by the original transferee-shareholder or the market price (as determined in the manner set forth in the Declaration of Trust) of the shares of beneficial interest on the date the Company exercises its option to purchase. The 90-day period begins on the date of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Trustees determines that a violative transfer has been made.

        Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Common Shares must file a written notice with the Company containing the information specified in the Declaration of Trust no later than January 30 of each year. Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interest of the Company.

                               REGISTRATION RIGHTS

        The registration of the Redemption Shares pursuant to the Registration Statement of which this Prospectus is a part will discharge the Company's obligations under the terms of the Registration Rights Agreement, which the Company entered into in connection with its acquisition of the properties and operations of TCR/SF. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

        Under the Registration Rights Agreement, the Company is obligated to cause to be filed a registration statement under Rule 415 under the Securities Act covering the sale by the Selling Shareholders of the Redemption Shares which the Selling Shareholders may acquire in exchange for their Acquired Units. Under the terms of the Registration Rights Agreement, the Redemption Shares may not be acquired by the Selling Stockholders until after April 1, 1999. The Company is further obligated to use reasonable efforts to cause such registration statement to be declared effective by the Commission by April 1, 1999 and to keep such registration statement continuously effective until the earliest of (a) the date on which the Selling Shareholders no longer hold any Redemption Shares or Acquired Units or (b) the date on which all of the Redemption Shares held or subsequently acquired by the Selling Shareholders have become eligible for sale pursuant to Rule 144(k) promulgated under the Securities Act and the Company has delivered to the Selling Shareholders an opinion of counsel to such effect. As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, any Redemption Shares sold by the Selling Shareholders pursuant to this Prospectus will no longer be entitled to the benefits of the Registration Rights Agreement.

        Pursuant to the Registration Rights Agreement, the Company is obligated to bear all expenses of effecting the registration of the Redemption Shares (other than brokerage and underwriting commissions and taxes of any kind and other than for any legal, accounting and other expenses incurred by the Selling Shareholders). Under the Registration Rights Agreement, the Company also has agreed to indemnify the Selling Shareholders and their respective officers, directors and other affiliated persons and any person who controls a Selling Shareholder against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, the Selling Shareholders under the Registration Rights Agreement agree to indemnify the Company and its respective trustees, officers and any person who controls the Company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws insofar as such loss, claim, damage, action, liability, cost or expense relates to written information furnished to the Company by the Selling Shareholders for use in the Registration Statement or Prospectus or an amendment or supplement thereto or the failure by the Selling Shareholders to deliver or cause to be delivered this Prospectus or any amendment or supplement thereto to any purchaser of shares covered by the Registration Statement from the Selling Shareholders through no fault of the Company.

                        FEDERAL INCOME TAX CONSIDERATIONS

        The Company believes it has operated, and the Company intends to continue to operate, in such manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

        The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the Federal income tax treatment of the Company and its shareholders. For the particular provisions that govern the Federal income tax treatment of the Company and its shareholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

        Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to Federal income tax with respect to income that it distributes to its shareholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its shareholders.

        In any year in which the Company qualifies to be taxed as a REIT, distributions made to its shareholders out of current or accumulated earnings and profits will be taxed to shareholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the shareholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the shareholder's Common Shares with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those Common Shares.

        Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Common Shares offered hereby and with respect to the tax consequences arising under Federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                            THE SELLING SHAREHOLDERS

        The following table provides certain information with respect to the Selling Shareholders, including the number of Common Shares and Units beneficially owned by the Selling Shareholders as of September 1, 1998, the number of Common Shares offered hereby and the total number of Common Shares and Units to be owned by the Selling Shareholders after completion of this offering. The Common Shares set forth below as being offered hereby represent the Redemption Shares that the Selling Shareholders may acquire upon presentation of the Acquired Units to the Operating Partnership for redemption, all in accordance with the agreement of limited partnership of the Operating Partnership, as amended. The Acquired Units were issued by the Operating Partnership in connection with the Company's acquisition of the properties and operations of TCR/SF.

        The Redemption Shares offered by this Prospectus will be offered from time to time, at any time after April 1, 1999, by the Selling Shareholders named below, or by pledgees, donees, transferees or other successors in interest thereto. The amounts set forth below are based upon information provided to the Company by representatives of the Selling Shareholders, or on the Company's records, as of September 1, 1998 and are accurate to the Company's knowledge. It is possible, however, that the Selling Shareholders may acquire or dispose of additional Common Shares from time to time after the date of this Prospectus.

                                COMMON SHARES
                                BENEFICIALLY          UNITS BENEFICIALLY                         COMMON SHARES AND
                                 OWNED AS OF              OWNED AS OF          COMMON SHARES     UNITS TO BE OWNED
       NAME                 SEPTEMBER 1, 1998(1)     SEPTEMBER 1, 1998(2)    OFFERED HEREBY(3)   AFTER OFFERING(4)
       ----                 --------------------     --------------------    -----------------   -----------------

James J. Billik                         0                     7,158                  7,158                  0

Clifford A. Breining                  300                    25,445                 25,445                300

Brad D. Bryant(5)                       0                    72,864                 72,864                  0

CFP Residential, L.P.(6)                0                   372,763                372,763                  0

Ann Cash(7)                             0                    24,316                 24,316                  0

Harlan R. Crow                          0                       859(8)                 459                400

Crow Residential Realty
   Investors, L.P.(9)                   0                    49,665                 49,665                  0

Trammell S. Crow                        0                     1,707                    680              1,027

Joseph B. Fraser III                    0                     1,080                  1,080                  0

Terence C. Golden                       0                    36,174                 16,688             19,486

Michael M. Hefley(10)                   0                    98,714                 98,714                  0

Greg W. Iglehart(11)                    0                   230,000                230,000                  0

JRT Holdings, Inc.(12)                  0                    27,223                 27,223                  0

J. Ronald Terwilliger
   Grantor Trust(13)                    0                    49,665                 49,665                  0

William C. McDonald                     0                    52,433                 52,433                  0

W. Snowden Marshall                     0                     2,671                  2,671                  0

Randy J. Pace                      10,733                   133,051                 56,671             87,113

RCS Development
   Corporation(14)                      0                    31,804                 31,804                  0

Bettina Scherer(15)                     0                    22,228                 22,228                  0

Christopher Smiles(16)                  0                    24,043                 24,043                  0

Robert C. Speicher                      0                   131,650(17)            131,650                  0

TCF Residential                         0
   Partnership, Ltd.(18)                                    140,266                140,266                  0

J. Ronald Terwilliger                   0                   773,292(19)            263,459            509,833(20)

Patricia B. Terwilliger                 0                   192,300(21)            192,300                  0

Chris D. Wheeler(22)                    0                   454,171                454,171                  0
                                   ------                 ---------              ---------            -------

TOTAL                              11,033                 2,955,542              2,348,416            618,159
                                   ======                 =========              =========            =======

(1) Does not include Common Shares that may be issued in exchange for Units beneficially held as of September 1, 1998. Additionally, as of September 1, 1998, none of the Selling Shareholders held options to purchase Common Shares that were exercisable within 60 days.

(2) All Units (which include Acquired Units) listed in this column may be exchanged, under certain circumstances, for an equal number of Common Shares. Unless otherwise noted, all information is as of September 1, 1998.

(3) These Common Shares represent the Redemption Shares that the Selling Shareholders may acquire upon presentation of the Acquired Units for redemption, which may occur at any time after April 1, 1999.

(4) Assumes that all Redemption Shares issuable upon redemption of the Acquired Units will be sold by the Selling Shareholders. Unless otherwise noted, in the case of each Selling Shareholder, the percentage of the Company's Common Shares that will be held by such Selling Shareholder (assuming all remaining Units held by such person are presented for redemption and are exchanged for Common Shares) after completion of this offering will be less than one percent (1%). The total number of Common Shares outstanding used in calculating such percentage (i) is based on the total number of Common Shares outstanding as of September 1, 1998 (25,885,131) and (ii) assumes that none of the remaining Units held by other persons will be exchanged for Common Shares.

(5) Mr. Bryant is a Vice President of (i) Gables GP, Inc. ("GGPI"), a wholly-owned subsidiary of the Company and the sole general partner of the Operating Partnership, and (ii) Gables East Construction, Inc. ("GECI"), a wholly-owned subsidiary of East Apartment Management, Inc. ("EAMI"), a corporation of which the Operating Partnership owns 100% of the non-voting common stock and 1% of the voting common stock (collectively representing 99% of the equity interests of EAMI).

(6) Crow Family, Inc. is the general partner of CFP Residential, L.P. The chief executive officer of Crow Family, Inc. is Harlan R. Crow.

(7)      Ms. Cash is a Vice President of EAMI.

(8) Does not include (i) 372,763 Units owned by CFP Residential, L.P., (ii) 49,665 Units owned by Crow Residential Realty Investors, L.P., (iii) 140,266 Units owned by TCF Residential Partnership, Ltd., (iv) 1,688 Units owned by TCF Interests Partnership, Ltd., (v) 263,402 Units owned by CF/GBP, LLC or (vi) 483,410 Common Shares owned by Crow Family Partnership, L.P. Mr. Crow is the chief executive officer of the general partners of the entities referred to in clauses (i)-(iv) and clause (vi) and is the chief executive officer of the general partner of the managing member of the entity referred to in clause (v).

(9) Crow Family, Inc. is the general partner of Crow Residential Realty Investors, L.P. The chief executive officer of Crow Family, Inc. is Harlan R. Crow.

(10) Mr. Hefley is a Vice President of (i) EAMI and (ii) Central Apartment Management, Inc. ("CAMI"), a corporation of which the Operating Partnership owns 100% of the non-voting common stock and 1% of the voting common stock (collectively representing 99% of the equity interests of CAMI).

(11)     Mr. Iglehart is a Vice President of (i) GGPI and (ii) GECI.

(12)     The president of JRT Holdings, Inc. is J. Ronald Terwilliger.

(13) The sole trustee of the J. Ronald Terwilliger Grantor Trust is J. Ronald Terwilliger.

(14)     The president of RCS Development Corporation is Robert C. Speicher.

(15)     Ms. Scherer is a non-officer employee of the Company.

(16)     Mr. Smiles is a Vice President of EAMI.

(17) Does not include 31,804 Units owned by RCS Development Corporation, of which Mr. Speicher is president.

(18) Mill Spring Holdings, Inc. is the general partner of TCF Residential Partnership, Ltd. The chief executive officer of Mill Spring Holdings, Inc. is Harlan R. Crow.

(19) Does not include (i) 27,223 Units owned by JRT Holdings, Inc., of which Mr. Terwilliger is president, (ii) 49,665 Units owned by the J. Ronald Terwilliger Grantor Trust, of which Mr. Terwilliger is the sole trustee, or (iii) 192,300 Units owned by Patricia B. Terwilliger, Mr. Terwilliger's spouse, as of September 28, 1998.

(20) Represents approximately 1.9% of the Common Shares outstanding as of September 1, 1998 (assuming (i) all remaining Units held by Mr. Terwilliger are presented for redemption and are exchanged for Common Shares and (ii) none of the remaining Units held by other persons are exchanged for Common Shares).

(21) Represents Units owned as of September 28, 1998. Does not include 773,292 Units owned by Mr. Terwilliger.

(22)     Mr. Wheeler is a Trustee and a Senior Vice President of the Company and
         GGPI.

                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds of the sale of the Redemption Shares offered hereby.

                              PLAN OF DISTRIBUTION

        This Prospectus relates to the offer and sale from time to time of up to an aggregate of 2,348,416 Common Shares by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest thereto. If the Selling Shareholders present Acquired Units to the Operating Partnership for redemption, the Company may, at its election, acquire such Units in exchange for Redemption Shares in accordance with the terms of the Operating Partnership's agreement of limited partnership, as amended. The Company is registering the Redemption Shares pursuant to the Company's obligations under the Registration Rights Agreement, but the registration of the Redemption Shares does not necessarily mean that any of the Redemption Shares will be offered or sold by the Selling Shareholders hereunder. The Company will not receive any proceeds from the offering of the Redemption Shares by the Selling Shareholders.

        The distribution of the Redemption Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. Underwriters may sell the Redemption Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the Redemption Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Redemption Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

        At a time a particular offer of Redemption Shares is made by the Selling Shareholders, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any other required information.

        The sale of Redemption Shares by the Selling Shareholders may also be effected from time to time by selling Redemption Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Redemption Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

        The Redemption Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Redemption Shares which is not expected to exceed that customary in the types of transactions involved.

        In order to comply with the securities laws of certain states, if applicable, the Redemption Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, Redemption Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        All expenses incident to the offering and sale of the Redemption Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act. See "Registration Rights."

                                     EXPERTS

        The financial statements and schedules incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                  LEGAL MATTERS


        The validity of the Common Shares offered hereby are being passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

================================================================================


    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           ---------------------------

                            SUMMARY TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION .................................................       2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .......................       2
PROSPECTUS SUMMARY ....................................................       3
RISK FACTORS ..........................................................       5
THE COMPANY ...........................................................       9
DESCRIPTION OF SECURITIES TO BE REGISTERED ............................      10
REGISTRATION RIGHTS ...................................................      13
FEDERAL INCOME TAX CONSIDERATIONS .....................................      13
THE SELLING SHAREHOLDERS ..............................................      15
USE OF PROCEEDS .......................................................      17
PLAN OF DISTRIBUTION ..................................................      17
EXPERTS ...............................................................      18
LEGAL MATTERS .........................................................      18

                           ---------------------------




================================================================================


================================================================================



                                   2,348,416
                                     SHARES


                               GABLES RESIDENTIAL
                                      TRUST



                                  COMMON SHARES
                             OF BENEFICIAL INTEREST
                           (PAR VALUE $.01 PER SHARE)



                           ---------------------------

                                   PROSPECTUS

                           ---------------------------





                                OCTOBER __, 1998



================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

        Registration fee -- Securities and Exchange Commission           $17,428
        Accountants' fees and expenses................................     5,000
        Blue Sky fees and expenses....................................     1,500
        Legal fees and expenses (other than Blue Sky).................     7,500
        Printing expenses.............................................     2,000
        Miscellaneous.................................................     1,500

        TOTAL.........................................................   $34,928

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

        The Company's Declaration of Trust and the Operating Partnership's agreement of limited partnership, as amended, provide certain limitations on the liability of the Company's trustees and officers for monetary damages to the Company. The Declaration of Trust and the Bylaws obligate the Company to indemnify its trustees and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the shareholders against these individuals.

        The Company's Bylaws require it to indemnify, to the full extent of Maryland law, any present or former trustee or officer (and such person's spouse and children) (an "Indemnitee") who is or was a party or threatened to be made a party to any proceeding by reason of his or her service in that capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the proceeding, provided that the Company shall have received a written affirmation by the Indemnitee that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws. The Company shall not be required to indemnify an Indemnitee if (a) it is established that (i) the Indemnitee's act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the Indemnitee's act or omission was unlawful, (b) the proceeding was initiated by the Indemnitee, (c) the Indemnitee received payment for such expenses pursuant to insurance or otherwise or (d) the proceeding arises under Section 16 of the Exchange Act. Pursuant to the Bylaws, the Indemnitee is required to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL or to which the Indemnitee may be entitled. The Bylaws of Gables GP, Inc., a Texas corporation and wholly-owned subsidiary of the Company and the general partner of the Operating Partnership ("GGPI"), contain similar provisions that are consistent with Texas law.

        Each of the Company's executive officers and trustees (the "Indemnitees") has entered into an indemnification agreement with the Company, the Operating Partnership and GGPI (the "Indemnitors"). The indemnification agreements require, among other matters, that the Indemnitors indemnify the Indemnitees to the fullest extent permitted by law and advance to the Indemnitees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by the Indemnitees seeking to enforce their rights under the indemnification agreements and cover the Indemnitees under the Company's trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to the trustees and executive officers that indemnification will be available because such contracts cannot be modified unilaterally in the future by the Board of Trustees or the shareholders to eliminate the rights they provide.

        The Registration Rights Agreement between the Company and the Selling Shareholders provides for the indemnification of the Company, its officers, trustees, and other persons for certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

4.1 Amended and Restated Declaration of Trust of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 33-70570), as amended).

4.2 Articles Supplementary to the Company's Amended and Restated Declaration of Trust creating a series of preferred shares of beneficial interest, par value $.01 per share, called the 8.30% Series A Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit
        4.1 to the Company's Current Report on Form 8-K dated July 24, 1997 (File No. 1-12590)).

4.3 Articles of Amendment to the Company's Amended and Restated Declaration of Trust (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

4.4 Articles Supplementary to the Company's Amended and Restated Declaration of Trust creating a series of preferred shares of beneficial interest, par value $.01 per share, called the 5.00% Series Z Cumulative Redeemable Preferred Shares (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

4.5 Second Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 8-A/A-2 (File No. 1-12590)).

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.

8.1     Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

23.1    Consent of Arthur Andersen LLP.

23.2 Consent of Goodwin Procter & Hoar LLP (included as part of Exhibits 5.1 and 8.1).

24.1    Power of Attorney (included on the signature page hereof).

99.1    Registration Rights Agreement dated April 1, 1998.

99.2 Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

ITEM 17.  UNDERTAKINGS.

        (a)    The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                      (i)    To include any prospectus required by
        Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a trustee, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on September 28, 1998.

                                        GABLES RESIDENTIAL TRUST

                                        By: /s/ Marcus E. Bromley
                                            ------------------------------------
                                            Marcus E. Bromley
                                            Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Gables Residential Trust hereby severally constitute Marcus E. Bromley and John T. Rippel, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Gables Residential Trust to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       Signature                                 Capacity                                  Date
       ---------                                 --------                                  ----

 /s/ Marcus E. Bromley              Chairman of the Board of Trustees               September 28, 1998
-----------------------------       and Chief Executive Officer
Marcus E. Bromley                   (Principal Executive Officer)

 /s/ Marvin R. Banks, Jr.           Chief Financial Officer (Principal Financial    September 28, 1998
-----------------------------       Officer and Principal Accounting Officer)
Marvin R. Banks, Jr.

 /s/ John T. Rippel                 President, Chief Operating Officer              September 28, 1998
-----------------------------       and Trustee
John T. Rippel

 /s/ Chris D. Wheeler               Senior Vice President                           September 28, 1998
-----------------------------       and Trustee
Chris D. Wheeler

                                    Trustee                                         September 28, 1998
-----------------------------
David M. Holland

/s/ Lauralee E. Martin              Trustee                                         September 28, 1998
-----------------------------
Lauralee E. Martin

 /s/ John W. McIntyre               Trustee                                         September 28, 1998
-----------------------------
John W. McIntyre

 /s/ D. Raymond Riddle              Trustee                                         September 28, 1998
-----------------------------
D. Raymond Riddle

                                  EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION

4.1 Amended and Restated Declaration of Trust of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 33-70570), as amended).

4.2 Articles Supplementary to the Company's Amended and Restated Declaration of Trust creating a series of preferred shares of beneficial interest, par value $.01 per share, called the 8.30% Series A Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated July 24, 1997 (File No. 1-12590)).

4.3 Articles of Amendment to the Company's Amended and Restated Declaration of Trust (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

4.4 Articles Supplementary to the Company's Amended and Restated Declaration of Trust creating a series of preferred shares of beneficial interest, par value $.01 per share, called the 5.00% Series Z Cumulative Redeemable Preferred Shares (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

4.5 Second Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 8-A/A-2 (File No. 1-12590)).

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.

8.1 Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

23.1            Consent of Arthur Andersen LLP.

23.2 Consent of Goodwin Procter & Hoar LLP (included as part of Exhibits 5.1 and 8.1).

24.1            Power of Attorney (included on the signature page hereof).

99.1            Registration Rights Agreement dated April 1, 1998.

99.2 Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).